Exhibit 99.1

FOR IMMEDIATE RELEASE

Green Plains Partners Completes Debt Refinancing

OMAHA, Neb., June 4, 2020 (GLOBE NEWSWIRE) – Green Plains Partners LP (NASDAQ:GPP) and Green Plains Inc. (NASDAQ:GPRE) announced today the successful refinancing of the partnership’s debt facility which was arranged by Bank of America. The loan was approved by all of its existing lenders and became effective on June 4, 2020.

“Green Plains Partners continues to maintain ample liquidity and strong cash flow supported by long-term minimum volume commitments,” said Todd Becker, president and chief executive officer of Green Plains Partners. “The closing of this transaction and repayment of debt over the next 18 months will be beneficial to all stakeholders, allowing us to allocate capital toward potential increases in future distributions.”

The new loan will mature on December 31, 2021, and includes a $130.0 million term loan and a $5.0 million revolving credit facility. Interest on the loan is Libor based with a 1.00% floor, plus 450 to 525 basis points depending on certain conditions. The term loan requires a principal payment of $7.5 million on July 15, 2020 and $2.5 million in monthly principal amortization thereafter, with a step up to approximately $3.2 million beginning May 2021. The loan is secured by substantially all of the assets of the partnership.

About Green Plains Partners LP

Green Plains Partners LP (NASDAQ:GPP) is a fee-based Delaware limited partnership formed by Green Plains Inc. to provide fuel storage and transportation services by owning, operating, developing and acquiring ethanol and fuel storage tanks, terminals, transportation assets and other related assets and businesses.

About Green Plains Inc.
Green Plains Inc. (NASDAQ:GPRE) is a diversified commodity-processing business with operations that include corn processing, grain handling and storage and commodity marketing and logistics services. The company is one of the leading corn processors in the world and, through its adjacent businesses, is focused on the production of high-protein feed ingredients. Green Plains owns a 50% interest in Green Plains Cattle Company LLC and owns a 49.0% limited partner interest and a 2.0% general partner interest in Green Plains Partners LP. For more information about Green Plains, visit www.gpreinc.com.

Green Plains Contacts

Investors: Phil Boggs | Senior Vice President - Investor Relations and Treasurer | 402.884.8700 | phil.boggs@gpreinc.com

Media: Leighton Eusebio | Manager - Public Relations | 402.952.4971 | leighton.eusebio@gpreinc.com

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